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                                                                  Exhibit (i)(6)

                                February 27, 2001


The Galaxy Fund
4400 Computer Drive
Westborough, MA  01581-5108

         RE: THE GALAXY FUND - SHARES OF BENEFICIAL INTEREST
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Ladies and Gentlemen:

         We have acted as counsel to The Galaxy Fund (the "Trust") in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 53 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, registering shares of beneficial interest designated as: (a) Class P-Series 3 shares (Retail B Shares) representing interests in the Connecticut Municipal Bond Fund, (b) Class KK-Series 4 shares (Retail B Shares) representing interests in the Connecticut Intermediate Municipal Bond Fund, (c) Class Q-Series 3 shares (Retail B Shares) representing interests in the Massachusetts Municipal Bond Fund, (d) Class LL-Series 4 shares (Retail B Shares) representing interests in the Massachusetts Intermediate Municipal Bond Fund, (e) Class O-Series 3 shares (Retail B Shares) representing interests in the New York Municipal Bond Fund,
(f) Class R-Series 4 shares (Retail B Shares) representing interests in the Rhode Island Municipal Bond Fund, (g) Class JJ-Series 4 shares (Retail B Shares) representing interests in the Intermediate Tax-Exempt Bond Fund, (h) Class Y-Series 3 shares (Retail B Shares) representing interests in the New Jersey Municipal Bond Fund, (i) Class FF-Special Series 1 (Class II Shares) and Class FF-Special Series 2 shares (Class III Shares), each series representing interests in the Institutional Money Market Fund, and (j) Class GG -Special Series 1 shares (Class II Shares) and Class GG-Special Series 2 (Class III Shares), each series representing interests in the Institutional Treasury Money Market Fund (collectively, the "Shares"). The Amendment seeks to register an indefinite number of Shares.

         We have reviewed the Trust's Declaration of Trust, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders and such other legal and factual matters as we have deemed appropriate.

         This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We have relied upon an opinion of Ropes & Gray, special Massachusetts counsel to the Trust, insofar as our opinion relates to matters arising under the laws of the Commonwealth of Massachusetts.
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The Galaxy Fund
February 27, 2001
Page 2


         Based upon the foregoing, it is our opinion that the Shares, when issued for payment as described in the Trust's prospectuses relating to the Shares and for not less than $.001 per Share, will be validly issued, fully paid and non-assessable by the Trust.

         We note that under certain circumstances, the shareholders of a Massachusetts business trust may be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that such trust's assets are insufficient for that purpose. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No 53.


                         Very truly yours,



                         /s/ DRINKER BIDDLE & REATH LLP
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                         DRINKER BIDDLE & REATH LLP